UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PMFG, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	51-0661574 (I.R.S. Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254 (Address of Principal Executive Offices)	75254 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock Purchase Rights	The NASDAQ Stock Market LLC
Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1. Description of Registrant’s Securities to be Registered.
     On August 15, 2008, PMFG, Inc. (“PMFG”) entered into a Rights Agreement (the “Rights Agreement”) with Mellon Investor Services LLC, as rights agent. PMFG entered into the Rights Agreement in connection with the previously announced holding company reorganization of Peerless Mfg. Co. (“Peerless”). In the reorganization, Peerless, a Texas corporation, will become a wholly owned subsidiary of PMFG, a Delaware corporation. Upon the completion of the reorganization, each share of Peerless common stock, par value $1.00 per share, will be automatically converted into two shares of PMFG common stock, par value $.01 per share.
     Under the Rights Agreement, PMFG will issue one right (a “Right”) for each share of PMFG common stock that is issued in connection with the reorganization. The Rights will provide, subject to specified exceptions and limitations, that shares of PMFG common stock issued or delivered from PMFG’s treasury after the completion of the reorganization will be entitled to and accompanied by Rights. Holders of the rights may purchase 1/100th of a share of PMFG common stock at a discounted price if a person or group (other than certain institutional investors specified in the rights plan) acquires beneficial ownership of 20 percent or more of the outstanding shares of PMFG common stock. Rights held by those that exceed the 20 percent threshold will be void. The rights plan also includes an exchange option. In general, after the rights become exercisable, PMFG’s board of directors may, at its discretion, effect an exchange of part or all of the rights (other than rights that have become void) for shares of PMFG common stock. Under this option, PMFG would issue one share of PMFG common stock for each right, subject to adjustment in certain circumstances.
     The foregoing description of the Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 4.1 and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit
No.	Description of Exhibit
4.1	Rights Agreement, dated August 15, 2008, between PMFG, Inc. and Mellon Investor Services LLC, as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III
Chief Financial Officer

Date: August 15, 2008

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit
4.1	Rights Agreement, dated August 15, 2008, between PMFG, Inc. and Mellon Investor Services LLC, as rights agent